Exhibit 10.1

ADVISORY SERVICES AGREEMENT

THIS ADVISORY SERVICES AGREEMENT (this “Agreement”) has been entered into as of April 8, 2026, by and between Allegiant Travel Company, a Nevada corporation (the “Company”), and Jude Bricker (“Advisor”).

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of January 11, 2026, by and among the Company, Mirage Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of the Company (“Merger Sub 1”), Sawdust Merger Sub, LLC, a Nevada limited liability company and a direct wholly owned Subsidiary of the Company (“Merger Sub 2” and, together with Merger Sub 1, “Merger Subs”) and Sun Country Airlines Holdings, Inc., a Delaware corporation (the “Sun Country” and, such agreement, the “Merger Agreement”), pursuant to which Merger Sub 1 will merge with and into Sun Country, with Sun Country surviving as a direct, wholly owned subsidiary of the Company and, immediately thereafter, Sun Country will merge with and into Merger Sub 2, with Merger Sub 2 surviving as a direct, wholly owned subsidiary of Allegiant (the “Closing”) on the terms and subject to the conditions set forth therein;

WHEREAS, Advisor currently serves as the President and Chief Executive Officer of Sun Country pursuant to the Employment Agreement, dated as of April 11, 2023, by and between Sun Country and Advisor (the “Employment Agreement”);

WHEREAS, effective as of, and contingent upon, the Closing, Advisor shall terminate employment from all employee, officer, manager, director and/or other similar positions held by Advisor at Sun Country and any of its subsidiaries in accordance with Section 4(a)(v) of the Employment Agreement; and

WHEREAS, the Company and Advisor (the “Parties”) desire that Advisor provide advisory services to the Company commencing on the day immediately following the Closing (the “Effective Date”) in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the Parties agree as follows:

1.        Services to be Rendered.

(a)          The Company hereby retains Advisor commencing on the Effective Date as an independent contractor to provide the advisory services to the Company set forth on Exhibit A attached hereto and such other services as reasonably requested by the Chief Executive Officer of the Company from time to time (collectively, the “Services”).

(b)       Advisor shall provide the Services as reasonably requested in writing by the Chief Executive Officer of the Company, subject to reasonable limitations concerning time and place, and shall report to the Chief Executive Officer of the Company, for project work as clarified in the scope of the written request.

(c)         Advisor represents and warrants that Advisor shall act honestly and in good faith and in the best interests of the Company and its affiliates at all times while providing the Services, and that Advisor shall use all of Advisor’s professional care, diligence and skill to ensure that the Services are provided and completed to the reasonable satisfaction of the Company. Advisor represents and warrants that Advisor shall comply with all applicable laws, regulations, rules, codes, orders and standards imposed by applicable federal, state, provincial, or local government authorities with respect to the provision of any Services, and Advisor shall not subcontract the provision of any Services to any third party without receiving prior written consent from the Company.

2.        Advisory Fees.

(a)         As compensation for the Services performed by Advisor, the Company shall pay Advisor $26,650 per month (the “Monthly Payment”) over the duration of the Term (as defined below) of this Agreement.  The Monthly Payment shall be made as soon as reasonably practicable following the final business day of the month for which the Services were performed and shall be prorated based on the number of full days during which Advisor was engaged by the Company for any partial months, as applicable.  Such Monthly Payments shall be the only compensation due to Advisor for the performance of the Services hereunder and shall be separate from, and in addition to, any compensation or other amounts payable to Advisor in his capacity as a member of the Board of Directors of the Company.

(b)          In addition to the Monthly Payment set forth in Section 2(a), the Company shall reimburse Advisor for Advisor’s reasonable out-of-pocket expenses incurred in connection with the Services in accordance with the Company’s existing expense reimbursement procedures.

(c)        The Company shall not withhold from compensation payable under this Agreement any income, social security, or other taxes.  Advisor acknowledges that Advisor is solely responsible for the payment of all taxes that may result from performance of the Services and with respect to the payment of the advisory fees and the Company shall not be in any way liable for any such taxes or penalties.  Advisor understands and agrees that the Company shall have no responsibility whatsoever regarding any tax consequences arising from any payments made under this Agreement.

3.        Term of Agreement; Termination. The term of this Agreement (the “Term”) shall begin on the Effective Date and shall continue in full force and effect until the earliest to occur of (x) the date that the Company receives a single operating certificate in respect of Sun Country, (y) the date that Advisor ceases to serve on the Board of Directors of the Company, or (z) fifteen (15) days after the Company provides Advisor with written notice (email is sufficient) that the Company wishes to terminate this Agreement; provided, that if (x), (y) or (z) occur within twelve (12) months following the Effective Date, the Term shall expire on the twelve (12) month anniversary of the Effective Date. The parties may mutually agree to extend this Agreement.

4.        Status as Independent Contractor.

(a)          Advisor and the Company understand and acknowledge that, as of the Effective Date, Advisor’s relationship with the Company shall be that of an independent contractor and nothing in this Agreement creates a partnership, joint venture or any employer-employee relationship between Advisor on the one hand and the Company on the other hand.  The Company shall not have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by Advisor to perform the Services under this Agreement.  Nothing contained in this Agreement is intended to nor shall it prevent Advisor from simultaneously becoming engaged by any other person or entity during the Term; provided, however, Advisor shall remain bound by, and shall not violate the covenants set forth in the Employment Agreement.

(b)        Advisor acknowledges and agrees that (i) Advisor is not eligible to participate in and waives any claims he may have to any type of benefits offered to employees of the Company (other than those to which he might be entitled as a former employee of Sun Country) and (ii) neither Advisor nor any individual employed by Advisor or acting on Advisor’s behalf shall be treated or regarded as a Company employee under the laws or regulations of any government or governmental agency.

(c)          It is further agreed that the Company (i) shall have no obligation to provide Advisor with any business registrations or licenses required to perform the Services; (ii) does not pay Advisor a salary; and (iii) shall not combine business operations with Advisor, but instead shall keep the operations of Advisor and the Company separate.

(d)          Advisor is not an agent of the Company or its affiliates and shall have no authority to make any statement, representation, or commitment of any kind or to take any action binding upon the Company without the Company’s prior written authorization and shall have no management authority with respect to the Company.  Since Advisor is an independent contractor under this Agreement, any personal injury or property damage suffered by Advisor in the course of performing Services under this Agreement shall be Advisor’s sole responsibility.

(e)         The Company and Advisor acknowledge and agree that on the Closing Advisor had a “separation from service,” within the meaning of section 409A of the Internal Revenue Code of 1986, as amended.  The Parties reasonably expect that the performance of the Services will not require Advisor to provide more than twenty percent (20%) of the average level of services rendered by Advisor to the Company and its affiliates during the thirty-six (36) months immediately preceding the Effective Date; provided, that, the Parties understand and agree that, generally, the Services shall not require Advisor to work more than an average of fifteen (15) hours per month.

5.        Assignment.  Advisor shall not assign any of Advisor’s rights under this Agreement, or delegate the performance of any of Advisor’s duties hereunder, without the prior written consent of the Company, which it may withhold for any or no reason.  Assignment of this Agreement by the Company of any of the rights or obligations of the Company shall not relieve the Company of its obligations to make the payments to Advisor set forth in this Agreement.

6.        Successors and Assigns.  All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company.

7.       Severable Provisions.  All provisions in this Agreement are severable and each valid and enforceable provision shall remain in effect and shall be binding upon the parties, notwithstanding any determination that is binding upon, or legally enforceable against, the parties and that renders certain provisions of this Agreement invalid or unenforceable.

8.       Miscellaneous.  No change, modification or waiver of any term of this Agreement shall be valid unless it is in writing and signed by both the Company and Advisor.  This Agreement constitutes the entire agreement between the Parties and their affiliates and supersede all prior agreements or understandings between the Company and Advisor with respect to the subject matter hereof.  Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.        Governing Law.  This Agreement shall be interpreted under the laws of the State of Nevada without regard to conflict of laws provisions.

10.      Operation of Agreement.  This Agreement shall not become effective and shall have no force or effect if (i) Advisor’s employment is terminated by Sun Country prior to the Effective Date or (ii) the Closing does not occur (and shall terminate upon the termination of the Merger Agreement).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the day and year first above written.

ADVISOR:

/s/ Jude Bricker
Jude Bricker

ALLEGIANT TRAVEL COMPANY

By:	/s/ Gregory Anderson
Name:	Gregory Anderson
Title:	Chief Executive Officer

[Signature Page to Advisory Agreement]

Exhibit A

Services

1.
Consultation related to: (i) integration of Sun Country into the Company; (ii) the Company obtaining a single operating certificate for Allegiant Air, LLC and Sun Country; (iii) retention of charter and cargo customers and Sun Country business; (iv) continuity of business relationships of Sun Country; and (v) general consultation regarding the airline industry and Allegiant’s and Sun Country’s businesses.

2.
Expectation that Advisor: (i) will spend at least four half-days a year in Las Vegas or other mutually agreeable location (in addition to at Board meetings), (ii) would be available on an on-call basis (which could be remote unless otherwise agreed) for up to one day per month, and (iii) would be available as needed for pressing business matters.